EXHIBIT 99.3

AT EPIX

Peyton Marshall, CFO

(617) 250-6073

FOR IMMEDIATE RELEASE

July 15, 2004

EPIX APPOINTS ANDREW UPRICHARD PRESIDENT & COO

CAMBRIDGE, MA, July 15, 2004 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has appointed Andrew Uprichard, MD to the position of President and Chief Operating Officer.  Dr. Uprichard brings to EPIX more than 15 years’ experience in drug development.

“Andrew’s extensive experience in the cardiovascular area is a great fit with EPIX’ current focus and will be an important new asset as we drive to create additional value from our core technology platform and drug development experience,” said Michael D. Webb, EPIX’ Chief Executive Officer. “Andrew comes to EPIX with a unique combination of scientific and business expertise, encompassing both drug discovery and development, as well as licensing and acquisitions.”

Dr. Uprichard most recently was Chief Operating Officer of ArQule, Inc. where he initiated a strategy that helped transform ArQule from a chemistry platform company to a drug discovery and development organization. Prior to joining ArQule, he was Chief Operating Officer of Curis, Inc.  Dr. Uprichard spent 11 years with Parke-Davis Pharmaceutical Research (a division of Warner-Lambert) culminating in his role as Vice President, Drug Development, with responsibility for cardiovascular therapeutics from pre-clinical development through commercialization.  Dr. Uprichard holds MB, ChB and MD degrees from The University of Edinburgh, Scotland, and is a Fellow of both the Royal College of Physicians of the UK and the American College of Physicians.

“I am delighted to be joining the EPIX team at a very exciting time for the company,” said Dr. Uprichard.  “EPIX has established a reputation as a world leader in the field of imaging pharmaceuticals and I look forward to being part of the team that works to create the next wave of successful products.”

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004.  Schering AG, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.